UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 4, 2017

Intermolecular, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35348	20-1616267
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 N. First Street San Jose, California		95134
(Address of Principal Executive Offices)		(Zip Code)

(408) 582-5700
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 1, 2017, Intermolecular, Inc. (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that it is not in compliance with the requirement of NASDAQ Listing Rule 5450(a)(1) for continued listing on The NASDAQ Global Market as a result of the closing bid price of the Company’s common stock being below $1.00 per share for 30 consecutive business days. This notification has no effect on the listing of the Company’s common stock at this time.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until October 30, 2017, to regain compliance with NASDAQ Listing Rule 5450(a)(1). To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 for a minimum of 10 consecutive business days. If the Company does not regain compliance during such period, it may be eligible for an additional compliance period of 180 calendar days, provided that the Company meets NASDAQ’s continued listing requirement for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, other than the minimum bid price requirement, and provides written notice to NASDAQ of its intention to cure the deficiency during the second compliance period. If the Company does not regain compliance during the initial compliance period and is not eligible for an additional compliance period, NASDAQ will provide notice that the Company’s common stock will be subject to delisting from The NASDAQ Stock Market. In that event, the Company may appeal such determination to a hearings panel.

The Company is currently evaluating its available options to resolve the deficiency and regain compliance with NASDAQ Listing Rule 5450(a)(1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMOLECULAR, INC.

Date: May 4, 2017	By:	/s/ Bill Roeschlein
Bill Roeschlein
Chief Financial Officer